Exhibit 99.1

Contact Kenn Entringer at Casey Communications, (314)721-2828 or kentringer@caseycomm.com

January 29, 2015

Cass Information Systems, Inc. Wraps Up 2014 on a High Note,

Posting 10% Increase in 4th Quarter Net Income

ST. LOUIS – Cass Information Systems, Inc. (NASDAQ: CASS), the nation’s leading provider of transportation, energy, telecom and environmental invoice payment and information services, reported fourth quarter 2014 net income of $5.8 million, 10.1% higher than the $5.3 million reported in the corresponding period of 2013. Per share earnings were $.49 per diluted share, an 8.9% increase over the $.45 per diluted share reported in the final quarter of 2013.

	4th Quarter		% Change	YTD		% Change
	2014	2013		2014	2013
Transportation Dollar Volume	$6.7 billion	$6.1 billion	9.9%	$26.0 billion	$23.5 billion	10.6%
Facility Expense Dollar Volume*	$2.9 billion	$3.0 billion	(2.5)%	$12.5 billion	$11.6 billion	7.7%
Revenues	$29.6 million	$28.1 million	5.1%	$117.2 million	$114.8 million	2.1%
Net Income	$5.8 million	$5.3 million	10.1%	$24.0 million	$23.5 million	2.3%
Diluted Earnings per Share	$.49	$.45	8.9%	$2.06	$2.02	2.0%

*	Includes Energy, Telecom and Environmental

2014 4th Quarter Recap

A 9.9% increase in transportation volume, mainly attributed to a large number of new customers plus heightened activity from core clients, fueled the earnings surge. Conversely, quarterly dollar volume at the company’s facility expense operation was slightly lower than a year earlier – despite a high number of new customer wins as competitor consolidation in the energy sector continued to impair customer retention.

Operating expenses increased $0.6 million, or 2.8%, as Cass continued to invest in staff and technology to support growth and secure new business.

“The strong performance of the transportation payment processing group in the fourth quarter pushed Cass into annual record earnings territory in 2014,” summarized Eric H. Brunngraber, Cass president and chief executive officer. “Also contributing to the record results was the stabilization of year over year net investment income as we continue to adjust to the low-interest rate environment.”

2014 Earnings Up 2% to $24 Million, New All-Time High

For the year ended December 31, 2014, Cass earned $2.06 per diluted share, 2.0% higher than the $2.02 it earned in the comparable period in 2013. Net income was $24.0 million, 2.3% higher than in 2013. Revenues rose 2.1%, from $114.8 million in 2013 to $117.2 million in 2014.

Operating expenses were up 1.6%, or $1.3 million, due to the reasons previously cited.

Cash Dividend Declared

On January 26, 2015, the company’s board of directors declared a first quarter dividend of $.21 per share payable March 16, 2015 to shareholders of record March 5, 2015. Cass has continuously paid regularly scheduled cash dividends since 1934.

About Cass Information Systems

Cass Information Systems is the leading provider of transportation, energy, telecom and environmental invoice payment and information services. The company, which has been involved in the payables services and information support business since 1956, disburses over $38 billion annually on behalf of customers from locations in St. Louis, Mo., Columbus, Ohio, Boston, Mass., Greenville, S.C., Wellington, Kansas and Jacksonville, Fla. The support of Cass Commercial Bank, founded in 1906, makes Cass Information Systems unique in the industry. Cass is part of the Russell 2000® Index.

Note to Investors

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the company’s actual results, see the company’s reports filed from time to time with the Securities and Exchange Commission including the company’s annual report on Form 10-K for the year ended December 31, 2013.

Selected Consolidated Financial Data

The following table presents selected unaudited consolidated financial data (in thousands, except per share data) for the periods ended December 31, 2014 and 2013.

	Quarter Ended December 31, 2014	Quarter Ended December 31, 2013	Year Ended December 31, 2014	Year Ended December 31, 2013
Transportation Invoice Volume	8,652	8,227	34,141	31,895
Transportation Dollar Volume	$6,710,949	$6,107,706	$25,993,966	$23,506,097
Facility Expense Transaction Volume	5,136	5,106	20,600	19,502
Facility Expense Dollar Volume	$2,893,433	$2,966,966	$12,478,534	$11,583,611

Payment and Processing Fees	$19,733	$18,383	$77,427	$70,805
Net Investment Income	9,418	9,287	37,299	38,245
Gain on Sales of Securities	—	21	23	4,024
Other	424	441	2,457	1,743

Total Revenues	$29,575	$28,132	$117,206	$114,817

Salaries and Benefits	$16,934	$16,724	$66,100	$65,722
Occupancy	827	765	3,172	2,874
Equipment	1,038	1,009	4,130	3,810
Other	3,088	2,798	12,012	11,680

Total Operating Expenses	$21,887	$21,296	$85,414	$84,086

Income from Operations before Income Taxes	$7,688	$6,836	$31,792	$30,731
Income Tax Expense	1,902	1,582	7,759	7,234

Net Income	$5,786	$5,254	$24,033	$23,497

Basic Earnings per Share	$.50	$.45	$2.09	$2.05

Diluted Earnings per Share	$.49	$.45	$2.06	$2.02

Average Earning Assets	$1,270,479	$1,240,394	$1,242,549	$1,198,710
Net Interest Margin	3.37%	3.36%	3.43%	3.63%
Allowance for Loan Losses to Loans	1.78%	1.79%	1.78%	1.79%
Non-performing Loans to Total Loans	.07%	.27%	.07%	.27%
Net Loan (Recoveries) Charge-offs to Loans	(.01%)	—	(.03%)	.18%
Provision for Loan Losses	$—	$—	$—	$500